UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 26, 2004

Allstate Life Insurance Company
(Exact Name of Registrant as Specified in Charter)

Illinois (State or Other Jurisdiction of Incorporation)	0-31248 (Commission File Number)	36-2554642 (IRS Employer Identification Number)
3100 Sanders Road, Northbrook, Illinois (Address of Principal Executive Offices)		60062 (Zip Code)

Registrant's telephone number, including area code (847) 402-5000

Item 9.    Regulation FD Disclosure

        The registrant furnishes below its Condensed Consolidated Statements of Operations for the three month periods ended March 31, 2004 and 2003 and Condensed Consolidated Statements of Financial Position as of March 31, 2004 and December 31, 2003, prepared in conformity with accounting principles generally accepted in the United States of America:

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
(in millions)	2004	2003
	Est.
Revenues
Premiums	$151	$317
Contract charges	234	209
Net investment income	783	760
Realized capital gains and losses	(27)	(42)

	1,141	1,244
Costs and expenses
Contract benefits	336	467
Interest credited to contractholder funds	449	432
Amortization of deferred policy acquisition costs	115	172
Operating costs and expenses	102	121

	1,002	1,192
Loss on disposition of operations	(3)	—

Income from operations before income tax expense and cumulative effect of change in accounting principle, after-tax	136	52
Income tax expense	45	13

Income before cumulative effect of change in accounting principle, after-tax	91	39
Cumulative effect of change in accounting principle, after-tax	(175)	—

Net (loss) income	$(84)	$39

2

ALLSTATE LIFE INSURANCE COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	March 31, 2004	December 31, 2003
(in millions, except par value data)	Est.
Assets
Investments
Fixed income securities, at fair value (amortized cost $50,198 and $48,401)	$54,317	$51,578
Mortgage loans	6,573	6,354
Equity securities	260	164
Short-term	1,319	765
Policy loans	682	686
Other	443	442

Total investments	63,594	59,989
Cash	152	121
Deferred policy acquisition costs	2,672	3,202
Reinsurance recoverables, net	1,310	1,185
Accrued investment income	591	567
Other assets	351	323
Separate Accounts	13,550	13,425

Total assets	$82,220	$78,812

Liabilities
Contractholder funds	$46,997	$44,914
Reserve for life-contingent contract benefits	10,919	10,480
Unearned premiums	29	32
Payable to affiliates, net	112	114
Other liabilities and accrued expenses	3,462	2,594
Deferred income taxes	623	779
Long-term debt	45	45
Separate Accounts	13,550	13,425

Total liabilities	75,737	72,383

Shareholder's Equity
Redeemable preferred stock—series A, $100 par value, 1,500,000 shares authorized, 815,460 issued and outstanding	82	82
Common stock, $227 par value, 23,800 shares authorized and outstanding	5	5
Additional capital paid-in	1,067	1,067
Retained income	4,113	4,222
Accumulated other comprehensive income:
Unrealized net capital gains and losses and net gains and losses on derivative financial instruments	1,216	1,053

Total accumulated other comprehensive income	1,216	1,053

Total shareholder's equity	6,483	6,429

Total liabilities and shareholder's equity	$82,220	$78,812

3

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ALLSTATE LIFE INSURANCE COMPANY
	By	/s/ SAMUEL H. PILCH
	Name:	Samuel H. Pilch
	Title:	Controller
April 26, 2004

4